Exhibit 10.26

Director Compensation Summary Term Sheet

During calendar year 2019, each non-employee member of the Board was entitled to receive an aggregate of $140,000 in cash and restricted stock. The cash portion of the compensation was paid quarterly in $12,500 increments. The remainder of such compensation was paid in restricted shares of the Company’s Class A common stock, and vested on December 31, 2019 to individuals who were on the Board on December 31, 2019.

In addition to the foregoing, for 2019 each non-employee director was entitled to receive $1,500 for each Board or committee meeting attended. Further, the Chairman of each of the Executive Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee was paid an additional retainer of $2,500 per quarter. The Chairman of the Audit Committee was paid a retainer of $4,250 per quarter. In addition to the amounts set forth above, the Chairman of the Board was entitled to receive (i) a retainer of $100,000, payable quarterly in restricted shares of the Company’s Class A Common Stock pursuant to the terms of the Crawford & Company Non-Employee Director Stock Plan.

During calendar year 2020, each non-employee member of the Board is entitled to receive an aggregate of $140,000 in cash and restricted stock. The cash portion of the compensation will be paid quarterly in $12,500 increments. The remainder of such compensation will be paid in restricted shares of the Company’s Class A common stock, and will vest on December 31, 2020 to individuals who are on the Board on December 31, 2020.

In addition to the foregoing, for 2020 each non-employee director is entitled to receive $1,500 for each Board or committee meeting attended. Further, the Chairman of each of the Executive Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee is paid an additional retainer of $2,500 per quarter. The Chairman of the Audit Committee is paid a retainer of $4,250 per quarter. In addition to the amounts set forth above, the Chairman of the Board is entitled to receive a retainer of $100,000, payable quarterly in restricted shares of the Company’s Class A Common Stock pursuant to the terms of the Crawford & Company Non-Employee Director Stock Plan.